EX-33.2
(logo) CWCapital

Management's Assertion on Compliance with Regulation AB Criteria

Re: Assessment of Compliance for services provided pursuant to the following
    Sub Servicing Agreements entered into by CWCapital LLC for the period January 1, 2006 to December 31, 2007

    GMAC Commercial Mortgage Securities, Inc. Commercial Mortgage Pass-Through Certificates Series 2006-C1 dated January 1, 2006

    Wachovia Bank Commercial Mortgage Trust, Commercial Mortgage Pass-Through Certificates Series 2006-C25 dated May 1, 2006

    Deutsche Mortgage & Asset Receiving Corporation. Commercial Mortgage Pass-Through Certificates Series 2006-C7 dated June 1, 2006

    CWCapital Commercial Funding Corp., Commercial Mortgage Pass-Through Certificates, Series 2006-C1 dated December 1, 2006

    CWCapital Commercial Funding Group., Commercial Mortgage Pass-Through Certificates, Series 2007-C2 dated April 1, 2007

    Citigroup Commercial Mortgage Securities Inc., Commercial Mortgage Pass-Through Certificates, Series 2007-FL3 dated May 9, 2007

    CWCapital Commercial Funding Group., Commercial Mortgage Pass-Through Certificates, Series 2007-C3 dated August 1, 2007

    Deutsche Mortgage & Asset Receiving Corporation, Commercial Mortgage Pass-Through Certificates, Series CD 2007-CD5 dated November 1, 2007

CWCapital LLC (the "Asserting Party") is responsible for assessing compliance with applicable servicing criteria set forth in Item 1122 (d) of Regulation AB of the Securities and Exchange Commission for the above-referenced securitizations.

CWCapital LLC has assessed the Company's compliance with the applicable servicing criteria for the period from January 1, 2007 to December 31, 2007. In making this assessment, management used the criteria set forth by the Securities and Exchange Commission in paragraph (d) of Item 1122 of Regulation AB, excluding the criteria set forth in Item 1122 (d)(1)(iii) and (d)(3)(i) through (iv), of Regulation AB which the Asserting Party has concluded are not applicable to the activities it performs.

CWCapital LLC has engaged a lock box vendor to perform specific and limited activities described under Relevant Servicing Criteria 1122 (d)(2)(i). CWCapital LLC has policies and procedures to monitor the vendor's activities and assure that such activities comply with the servicing criteria and therefore takes responsibility for assessing compliance with the servicing criteria applicable to this vendor.

Based on such assessment, management believes that, as of and for the period from January 1, 2007 to December 31, 2007, the Company has complied in all material respects with the servicing criteria set forth in Item 1122(d), except for servicing criteria 1122 (d)(4)(x)(a), as to which the Company determined it was materially noncompliant as certain escrow analysis had been performed outside of a twelve month period and servicing criteria 1122 (d)(1)(iii) and
(d)(3)(i) through (iv), which the Company has determined as being inapplicable to the activities it performs with respect to the above-referenced securitizations.



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February 28, 2008
Management's Assertion on Compliance with Regulation AB Criteria page two



Deloitte & Touche LLP, an independent registered public accounting firm, will issue an attestation report on the assessment of compliance with the applicable servicing criteria for the reporting period as set forth in this assertion.

CWCapital LLC


By: /s/ Gardner P. Hall
Gardner P. Hall, Senior Vice President
Date: 2/28/2008

By: /s/ James Osten
James Osten, Treasurer
Date: 2/28/2008



One Charles River Place 63 Kendrick Street, Needham, MA 02494
781.707.9300 main 781.707.9471 fax www.cwcapital.com